UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2012

AXIS CAPITAL HOLDINGS LIMITED

(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road

Pembroke, Bermuda HM 08

(Address of principal executive offices, including zip code)

(441) 405-2600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on Form 8-K filed on May 9, 2012, Michael A. Butt, Chairman of the Board of Directors of AXIS Capital Holdings Limited (the “Company”), and John R. Charman, Director, and the Company’s subsidiary AXIS Specialty Limited (“AXIS Specialty”), previously entered into supplemental executive retirement plans, or “SERPs”, each dated January 1, 2004, as amended and restated in May 2008 and, in the case of Mr. Butt, further amended in September 2008. The SERP with Mr. Butt provided for annual payments to Mr. Butt for a period of ten years beginning in 2010, while the SERP with Mr. Charman required the Company to make annual payments to Mr. Charman beginning in 2009 for a period of 20 years. On May 3, 2012, the Board approved an arrangement providing for the: (i) termination of the SERPs, and (ii) accelerated payment to Mr. Butt and Mr. Charman of the present value of the benefit amounts owed and payable under the SERPs, measured as of June 30, 2012. On July 11, 2012 and July 13, 2012, the Company, AXIS Specialty and Codan Trust Company Limited entered into an addendum to the SERPs with Mr. Charman and Mr. Butt, respectively, to effect the foregoing. Pursuant to the terms of the addenda, Mr. Charman was paid the present value benefit amount of $13,846,268 and Mr. Butt was paid the present value benefit amount of $2,368,608, in each case in lieu of the future stream of payments set forth in the SERPs. Copies of the addendum to the SERPs are attached hereto as Exhibits 10.1 and 10.2.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Addendum to the Amended and Restated Supplemental Executive Retirement Agreement dated July 11, 2012 between AXIS Capital Holdings Limited, AXIS Specialty Limited, Codan Trust Company Limited and John R. Charman.

10.2	Addendum to the Amended and Restated Supplemental Executive Retirement Agreement dated July 13, 2012 between AXIS Capital Holdings Limited, AXIS Specialty Limited, Codan Trust Company Limited and Michael A. Butt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2012

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Richard T. Gieryn, Jr.
Richard T. Gieryn, Jr.
General Counsel